Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated January 6, 2021, relating to the financial statements of Spartan Acquisition Corp. III, which is contained in that Prospectus.  We also consent to the reference to our Firm under the caption Experts in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
January 15, 2021